Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2016 Financial Results

LEAWOOD, KANSAS, USA - October 20, 2016 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2016 financial results.

Euronet reports the following consolidated results for the third quarter 2016 compared with the same period of 2015:

•	Revenues of $524.0 million, a 9% increase from $481.4 million (9% increase on a constant currency(1) basis).

•	Operating income of $90.5 million, a 29% increase from $70.3 million (27% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $114.1 million, a 25% increase from $91.2 million (24% increase on a constant currency basis).

•	Net income attributable to Euronet of $60.7 million or $1.11 diluted earnings per share, compared with net income of $31.3 million or $0.57 diluted earnings per share.

•	Adjusted earnings per share(3) of $1.35, a 30% increase from $1.04.

•	Transactions of 823 million, a 9% increase from 757 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"For the third quarter, our business produced an exceptional 30% growth in adjusted earnings per share," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "I am extremely pleased with our 15th consecutive quarter of double-digit adjusted EPS growth as it is particularly impressive given certain unusual benefits included in the prior year results. The Money Transfer Segment continued to deliver strong growth across our markets while continuing to invest in the HiFX and XE platforms in advance of the November XE migration. The epay results remained consistent with the prior year quarter with non-mobile content sales offsetting certain mobile declines. EFT delivered very strong results which were driven by ATM network expansion. And, the EFT segment's growth will be enhanced with our recent acquisition of YourCash."

Segment and Other Results
The EFT Processing Segment reports the following results for the third quarter 2016 compared with the same period or date in 2015:

•	Revenues of $152.6 million, a 28% increase from $118.9 million (29% increase on a constant currency basis).

•	Operating income of $59.4 million, a 47% increase from $40.3 million (47% increase on a constant currency basis).

•	Adjusted EBITDA of $69.6 million, a 44% increase from $48.4 million (44% increase on a constant currency basis).

•	Transactions of 488 million, a 22% increase from 401 million.

•	Operated 29,276 ATMs as of September 30, 2016, a 39% increase from 21,128.

Constant currency revenue, operating income and adjusted EBITDA growth was the result of a 39% expansion of the ATM network and a 22% growth in transactions, primarily in Europe and India, including an increase in the number of value added transactions on both ATMs and point-of-sale terminals.

The year-over-year change in ATMs operated was due to the activation of approximately 8,000 new ATMs across India and Europe. This increase includes approximately 5,350 ATMs from low revenue and margin ATM driving contracts in India and approximately 175 fewer winterized ATMs than the same period in the prior year. Excluding the low-margin India ATMs and the difference in winterized devices, ATMs would have grown 12% on a year-over-year basis.

The epay Segment reports the following results for the third quarter 2016 compared with the same period or date in 2015:

•	Revenues of $167.2 million, a 4% decrease from $174.6 million (3% decrease on a constant currency basis).

•	Operating income of $14.8 million, a 1% increase from $14.7 million (consistent on a constant currency basis).

•	Adjusted EBITDA of $17.5 million, a 1% increase from $17.4 million (consistent on a constant currency basis).

•	Transactions of 314 million, a 7% decrease from 337 million.

•	Point-of-sale ("POS") terminals of approximately 647,000 as of September 30, 2016, a 3% decrease from approximately 665,000.

•	Retailer locations of approximately 304,000 as of September 30, 2016, a 3% decrease from approximately 312,000.

epay constant currency revenue declined primarily as a result of exceptionally high promotional volume in the prior year and certain mobile transaction declines, largely offset by increased sales of non-mobile products. Consistent year-over-year operating income and adjusted EBITDA reflect the impact of the higher-margin non-mobile products and effective expense management offsetting mobile product declines.

The decline in transactions was largely driven by declines in India where a large volume of lower value mobile transactions are being replaced with a smaller volume of higher value non-mobile transactions. Transactions declined at a faster rate than revenues primarily due to the transaction shifts in India.

The Money Transfer Segment reports the following results for the third quarter 2016 compared with the same period or date in 2015:

•	Revenues of $204.6 million, a 9% increase from $188.2 million (9% increase on a constant currency basis).

•	Operating income of $25.2 million, a 6% increase from $23.7 million (4% increase on a constant currency basis).

•	Adjusted EBITDA of $32.4 million, a 6% increase from $30.7 million (4% increase on a constant currency basis).

•	Total transactions of 21.3 million, a 12% increase from 19.0 million.

•	Network locations of approximately 314,000 as of September 30, 2016, a 9% increase from approximately 287,000.

Ria's remittance business grew constant currency revenue 11%, benefiting from double-digit transaction growth rates from all geographic regions - Asia Pacific, Europe and the United States, including the Walmart2Walmart product. Tempering the double-digit Ria growth was single-digit revenue growth from HiFX as a result of lighter trading in a period of sustained devaluation of the British pound following the Brexit vote. When weighted with the Ria growth, the net resulted in a 9% money transfer segment revenue growth. Moreover, the prior year third quarter money transfer results included an unusual FX gain of approximately $2.0 million. Excluding this gain from prior year results, the Money Transfer Segment’s constant currency operating income and adjusted EBITDA would have grown 13% and 11%, respectively. The segment's operating income and adjusted EBITDA growth rates were also tempered by investments in the money transfer business to accommodate the November migration of the XE business to HiFX's platform, and in the Asia Pacific region which is growing at strong double-digit rates in significant markets.

Money transfers grew 13% and non-transfer transactions, such as currency exchange and check cashing transactions, grew 1%, resulting in total transaction growth of 12%.

Corporate and Other reports $8.9 million of expense for the third quarter 2016 compared with $8.4 million for the third quarter 2015. The increase in Corporate expense is largely from higher short- and long-term compensation expense related to improved Company performance.

Balance Sheet and Financial Position
Unrestricted cash on hand was $661.3 million as of September 30, 2016, compared to $680.1 million as of June 30, 2016. Cash decreased primarily as a result of revolver payments, cash paid for capital expenditures and taxes, as well as the timing of settlements in the epay and money transfer segments, partially offset by cash flows generated from operations.

Total indebtedness was $537.9 million as of September 30, 2016, compared to $623.9 million as of June 30, 2016. Debt decreased primarily from revolver payments resulting from lower seasonal ATM cash requirements.

Guidance
The Company currently expects adjusted earnings per share for the fourth quarter 2016, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $1.07.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 21, 2016, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 29,276 ATMs, approximately 156,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 52 countries; card software solutions; a prepaid processing network of approximately 647,000 POS terminals at approximately 304,000 retailer locations in 35 countries; and a global money transfer network of approximately 314,000 locations serving 144 countries. With corporate headquarters in Leawood, Kansas, USA, and 59 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the recent Brexit vote and economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2016	December 31,
	(unaudited)	2015

ASSETS
Current assets:
Cash and cash equivalents	$661.3	$457.5
Restricted cash	55.7	45.3
Inventory - PINs and other	47.9	72.1
Trade accounts receivable, net	377.3	423.3
Prepaid expenses and other current assets	204.0	132.8

Total current assets	1,346.2	1,131.0

Property and equipment, net	187.6	157.4
Goodwill and acquired intangible assets, net	839.8	853.2
Other assets, net	63.9	51.1

Total assets	$2,437.5	$2,192.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$918.3	$889.8
Short-term debt obligations	18.4	14.1

Total current liabilities	936.7	903.9

Debt obligations, net of current portion	514.6	405.5
Capital lease obligations, net of current portion	4.9	4.1
Deferred income taxes	35.6	33.9
Other long-term liabilities	19.6	19.3

Total liabilities	1,511.4	1,366.7

Equity	926.1	826.0

Total liabilities and equity	$2,437.5	$2,192.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2016	2015

Revenues	$524.0	$481.4

Operating expenses:
Direct operating costs	300.2	282.3
Salaries and benefits	71.9	67.1
Selling, general and administrative	41.3	43.7
Depreciation and amortization	20.1	18.0
Total operating expenses	433.5	411.1
Operating income	90.5	70.3

Other income (expense):
Interest income	0.3	0.5
Interest expense	(7.8)	(6.7)
Other expense	—	(0.1)
Foreign currency exchange loss	(1.5)	(16.0)
Total other income (expense), net	(9.0)	(22.3)
Income before income taxes	81.5	48.0

Income tax expense	(20.8)	(16.7)

Net income	60.7	31.3
Net loss attributable to noncontrolling interests	—	—
Net income attributable to Euronet Worldwide, Inc.	$60.7	$31.3

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.11	$0.57

Diluted weighted average shares outstanding	54,523,211	54,544,763

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$60.7

Add: Income tax expense					20.8
Add: Total other expense, net					9.0

Operating income (expense)	$59.4	$14.8	$25.2	$(8.9)	$90.5

Add: Depreciation and amortization	10.2	2.7	7.2	—	20.1
Add: Share-based compensation	—	—	—	3.5	3.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$69.6	$17.5	$32.4	$(5.4)	$114.1

	Three months ended September 30, 2015

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$31.3

Add: Income tax expense					16.7
Add: Total other expense, net					22.3

Operating income (expense)	$40.3	$14.7	$23.7	$(8.4)	$70.3

Add: Depreciation and amortization	8.1	2.7	7.0	0.2	18.0
Add: Share-based compensation	—	—	—	2.9	2.9

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$48.4	$17.4	$30.7	$(5.3)	$91.2

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2016	2015

Net income attributable to Euronet Worldwide, Inc.	$60.7	$31.3

Foreign currency exchange loss	1.5	16.0
Intangible asset amortization	6.2	6.3
Share-based compensation	3.5	2.9
Income tax effect of above adjustments	(0.6)	(1.4)
Non-cash interest accretion	2.6	2.5
Non-cash GAAP tax benefit	—	(0.4)

Adjusted earnings(1)	$73.9	$57.2

Adjusted earnings per share - diluted(1)	$1.35	$1.04

Diluted weighted average shares outstanding (GAAP)	54,523,211	54,544,763

Effect of unrecognized share-based compensation on diluted shares outstanding	296,071	279,563
Adjusted diluted weighted average shares outstanding	54,819,282	54,824,326

(1) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.